Agreement and Plan of Merger

                          By and Among

                    Fidelity Bankshares, Inc.

            Fidelity Federal Savings Bank of Florida

                               and

               BankBoynton, a Federal Savings Bank



                      Dated: August 18, 1997

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                        TABLE OF CONTENTS
                                                       Page No.
ARTICLE I                                                   2
     THE MERGER                                             2
          1.1. The Merger                                   2
          1.2. Effective Time of the Merger                 2
          1.3. Closing                                      2
          1.4. Modification of Structure                    2
ARTICLE II.                                                 3
     EFFECT OF THE MERGER; CERTAIN ACTIONS IN CONNECTION
     THEREWITH                                              3
          2.1. Effect of the Merger                         3
          2.2. Effect on Common Stock of BankBoynton and
               Bankshares                                   3
          2.3. Options                                      4
          2.4. Fidelity to Make Cash Available              4
          2.5. Payment of Cash                              4
ARTICLE III.                                                5
     REPRESENTATIONS AND WARRANTIES OF BANKSHARES
     AND FIDELITY                                           5
          3.1. Corporate Organization                       5
          3.2. Authorization                                6
          3.3. No Violation                                 6
          3.4. Consents and Approvals                       6
          3.5. Information Supplied for Inclusion in the
               BankBoynton Proxy Statement                  6
          3.6. Cash Payment                                 7
          3.7. Accuracy of Information                      7
          3.8. Supplement to Bankshares Disclosure Schedule 7
          3.9. Litigation                                   7
          3.10.Regulatory Approvals                         7
ARTICLE IV.                                                 8
     REPRESENTATIONS AND WARRANTIES OF BANKBOYNTON          8
          4.1. Corporate Organization                       8
          4.2. Capitalization                               8
          4.3. Authorization                                9
          4.4. No Violation                                 9
          4.5. Reports and Consolidated Financial
               Statements                                   10
          4.6. Consents and Approvals                       10
          4.7. Absence of Certain Changes                   10
          4.8. Employee and Employee Benefits Matters       11
          4.9. Litigation                                   13
          4.10.Tax Matters                                  13
          4.11.Information in the BankBoynton Proxy
               Statement                                    14
          4.12.Environmental Matters                        14

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          4.13.Insurance                                    16
          4.14.Compliance with Laws and Orders              16
          4.15.Governmental Regulation                      17
          4.16.Contracts and Commitments                    17
          4.17.Agreements with Directors, Officers and
               Shareholders.                                17
          4.18.Accuracy of Information                      18
          4.19.Supplement to BankBoynton Disclosure
               Schedule                                     18
          4.20.Title to Assets; Leases                      18
          4.21.Fees                                         19
          4.22.Business of BankBoynton                      19
ARTICLE V.                                                  19
     COVENANTS OF BANKSHARES                                19
          5.1. Affirmative Covenants                        19
          5.2. Negative Covenants                           19
          5.3. Breaches                                     20
          5.4. Employee Benefit Plans: Employment
               Arrangements                                 20
          5.5. Filing of Applications                       20
          5.6. Expenses                                     20
          5.7. Supplement to Bankshares Disclosure Schedule 21
          5.8. Non-Assignability                            21
ARTICLE VI.                                                 21
     COVENANTS OF BANKBOYNTON                               21
          6.1. Affirmative Covenants                        21
          6.2. Negative Covenants                           22
          6.3. Report to Bankshares                         24
          6.4. Breaches                                     25
          6.5. Supplement to Disclosure Schedule            25
          6.6. Expenses                                     25
          6.7. Consents and Approvals                       25
ARTICLE VII.                                                25
     ADDITIONAL AGREEMENTS                                  25
          7.1. BankBoynton Shareholders' Meeting            25
          7.2. Proxy Statement for BankBoynton
               Shareholders' Meeting                        25
          7.3. Cooperation: Regulatory Approvals            26
          7.4. Reports                                      26
          7.5. Additional Agreements: Reasonable Efforts    26
          7.6. Release of Information                       27
          7.7. Access to Properties and Records;
               Confidentiality                              27
          7.8. Certain Policies                             28
ARTICLE VIII.                                               28
     CONDITIONS TO THE OBLIGATIONS OF BANKSHARES            28
          8.1. No Material Adverse Effect                   28

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          8.2. Representations and Warranties               29
          8.3. Performance and Compliance                   29
          8.4. No Proceeding or Litigation                  29
          8.5. Consents Under Agreements                    29
          8.6. No Amendments to Resolutions                 29
          8.7. Certificate of BankBoynton Officers          29
          8.8. Corporate Proceedings                        30
          8.9.(a)Legal Opinion                              30
ARTICLE IX.                                                 31
     CONDITIONS TO THE OBLIGATIONS OF BANKBOYNTON           31
          9.1. Representations and Warranties               31
          9.2. Performance and Compliance                   31
          9.3. Corporate Proceedings                        31
          9.4. Certificate of Bankshares Officers           32
          9.5.(a)Legal Opinion                              32
          9.6. Opinion of Financial Advisor                 33
ARTICLE X                                                   33
     CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES           33
          10.1.Governmental Approvals                       33
          10.2.No Injunctions or Restraints                 33
          10.3.BankBoynton Shareholder Approval             34
          10.4 Corporate Proceedings                        34
ARTICLE XI.                                                 34
     TERMINATION                                            34
          11.1.Reasons for Termination                      34
          11.2 Special Termination Rights Pending
               Completion of Fidelity Investigation         35
          11.3.Effect of Termination                        36
ARTICLE XII.                                                36
     MISCELLANEOUS                                          36
          12.1.Nonsurvival of Representations, Warranties
               and Agreements                               36
          12.2.Expenses                                     36
          12.3.Waivers: Amendments                          37
          12.4.Assignment: Parties in Interes               37
          12.5.Entire Agreement                             37
          12.6.Captions and Counterparts                    37
          12.7.Certain Definitions                          37
          12.8.Enforcement of the Agreement                 38
          12.9.Governing Law                                38
          12.10.Notices                                     38

                            SCHEDULES

Schedule 3.1
Schedule 3.9
Schedule 4.1(a)
Schedule 4.2
Schedule 4.4
Schedule 4.5
Schedule 4.6
Schedule 4.7
Schedule 4.8(a)
Schedule 4.8(b)
Schedule 4.9
Schedule 4.10
Schedule 4.12(a)
Schedule 4.12(b)
Schedule 4.12(c)
Schedule 4.12(d)
Schedule 4.12(e)
Schedule 4.12(f)
Schedule 4.13
Schedule 4.14
Schedule 4.15
Schedule 4.16
Schedule 4.17
Schedule 4.20(b)

                            EXHIBITS

Exhibit 1 Form of Agreement with Gene Moore
Exhibit 2 Bank Merger Agreement

                  AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger, dated as of August 18, 1997 (the "Agreement"), is entered into by and among Fidelity Bankshares MHC ("MHC"), Fidelity Bankshares, Inc. ("Bankshares"), Fidelity Federal Savings Bank of Florida ("Fidelity"), and BankBoynton, a Federal Savings Bank ("BankBoynton"). References to Bankshares shall include Fidelity and any subsidiaries of Fidelity unless the context indicates otherwise.

                       W I T N E S S E T H:

          WHEREAS, Fidelity is a federally-chartered stock savings bank headquartered in West Palm Beach, Florida, 100% of the issued and outstanding capital stock of which is owned by Bankshares, a Delaware corporation in stock form; and

          WHEREAS, BankBoynton is a federally-chartered stock savings bank headquartered in Boynton Beach, Florida; and

          WHEREAS, the parties desire to provide for Bankshares' acquisition of BankBoynton pursuant to a merger (the "Merger") of Fidelity and BankBoynton (as described in Section 1.1 hereof) on or after the Effective Time (as defined in Section 1.2 hereof); and

          WHEREAS, in connection with the Merger the outstanding capital stock of BankBoynton will be converted into the right to receive cash; and

          WHEREAS, it is intended that Fidelity and BankBoynton will be merged such that Fidelity will be the surviving corporation and that the resulting savings institution will expand its market area and achieve certain economies of scale and efficiencies as a result of the Merger; and

          WHEREAS, as an inducement to and condition of the willingness of Bankshares and Fidelity to enter into the agreement, Gene Moore has entered into an agreement with Bankshares and Fidelity substantially in the form of Exhibit 1 to this Agreement; and

          NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the foregoing Merger will be carried out, the parties, intending to be legally bound, hereby agree as follows:

                           ARTICLE I.

                           THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), as amended (the "Bank Merger Act"), the Home Owners' Loan Act (the "HOLA"), and the rules and regulations promulgated thereunder including 12 C.F.R. 563.22 and 574.3(a) (the "Thrift Regulations") at the Effective Time, BankBoynton shall be merged with and into Fidelity pursuant to the terms and conditions set forth herein and in the Bank Merger Agreement substantially in the form attached hereto as Exhibit 2. Upon the consummation of the Merger, the separate existence of BankBoynton shall cease, and Fidelity, which is wholly owned by Bankshares, shall continue as the surviving institution in the Merger. Bankshares shall remain a unitary holding company as defined under the HOLA and regulations promulgated thereunder.

     1.2. Effective Time of the Merger. As soon as practicable after each of the conditions set forth in Articles VIII, IX and X hereof have been satisfied or waived, Fidelity and BankBoynton will file, or cause to be filed, articles of combination with the Office of Thrift Supervision (the "OTS"), which articles of combination shall be in the form required by and executed in accordance with the Thrift Regulations. The Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Effective Time").

     1.3. Closing. If (a) the Agreement and the transactions contemplated hereby have been duly approved as required by the shareholders of BankBoynton, and (b) all relevant conditions of the Agreement have been satisfied or waived and all applicable waiting periods have expired, the closing (the "Closing") shall take place within thirty (30) business days thereafter, on such date as Fidelity shall designate to BankBoynton at least five (5) business days prior to the designated closing date, at the executive offices of Fidelity or at such other location mutually acceptable to Fidelity and BankBoynton. At the Closing, the parties hereto will exchange certificates, letters and other documents as required hereby and will cause the filing described in Section 1.2 hereof with respect to the Merger to be made. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.4. Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Bankshares may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the stockholders of BankBoynton as a result of such modification,
(ii) the consideration to be paid to holders of BankBoynton Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and
(iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals.

                           ARTICLE II.

  EFFECT OF THE MERGER; CERTAIN ACTIONS IN CONNECTION THEREWITH

     2.1. Effect of the Merger.

     (a) As the surviving institution in the Merger, Fidelity shall possess all of the properties and rights and be subject to all of the liabilities and obligations of BankBoynton, all as more fully described in the Merger Agreement and the Thrift Regulations. The name of Fidelity, as the surviving institution in the Merger, shall remain "Fidelity Federal Savings Bank of Florida."

     (b) At the Effective Time, each share of common stock, par value $3.75 per share, of BankBoynton ("BankBoynton Common Stock") issued and outstanding immediately prior thereto (except shares as to which the holders have perfected dissenters' rights in accordance with 12 C.F.R. 552.14) shall be canceled. No new shares of the capital stock or other securities or obligations of Bankshares shall be issued or be deemed issued with respect to or in exchange for such canceled shares, and such canceled shares shall not be converted into any shares or other securities or obligations of Bankshares.

     (c) The Certificate of Incorporation and bylaws of Bankshares, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and bylaws of Bankshares following the Merger.

     (d) The charter and bylaws of Fidelity, as in effect immediately prior to the Effective Time, shall be the charter and bylaws of Fidelity, as the surviving institution of the Merger.

     (e) The directors and officers of Fidelity immediately prior to the Effective Time shall be the directors and officers of Fidelity, as the surviving institution of the Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

     (f) All deposit accounts of BankBoynton existing immediately prior to the Merger shall, upon consummation of the Merger, remain insured by the Federal Deposit Insurance
Corporation ("FDIC") to the fullest extent permitted by law and regulation.

     2.2. Effect on Common Stock of BankBoynton and Bankshares. As of the Effective Time, by virtue of the Merger and without any action except as specified herein on the part of the holders of shares of BankBoynton Common Stock, each issued and outstanding share of BankBoynton Common Stock (except as otherwise provided in the Office of Thrift Supervision ("OTS") regulations with respect to the rights of dissenting shareholders of BankBoynton) shall be converted into the right to receive $9.00 in cash (the "Purchase Price"), which shall be non-adjustable for any change in value between the date hereof and the Closing Date, and all outstanding certificates representing BankBoynton Common Stock shall thereafter represent solely the right to receive the Purchase Price. All shares of BankBoynton Common Stock which are held in the treasury of BankBoynton and any shares of BankBoynton Common Stock owned by Fidelity or any direct or indirect wholly owned subsidiary or parent of Fidelity shall be canceled and no consideration shall be paid or delivered in exchange therefor. At the Effective Time, the stock transfer books of BankBoynton shall be closed and no transfer of BankBoynton Common Stock by any holder thereof shall thereafter be made or recognized.

     2.3. Options. As of the date hereof, there are no outstanding options to purchase shares of BankBoynton Common
Stock.

     2.4. Fidelity to Make Cash Available. At the Effective Time, Fidelity shall make available the amount of cash payable pursuant to Section 2.2 hereof; such cash to be deposited in an escrow account, as mutually agreed to by the parties to this Agreement, for the benefit of BankBoynton stockholders as set forth pursuant to Section 2.2 hereof. The escrow account shall be maintained until the earlier to occur of the twelve month anniversary of the Effective Time or such time as all funds are distributed to the stockholders of BankBoynton.

     2.5. Payment of Cash.

     (a) Fidelity shall act as the exchange agent (the "Exchange Agent") in connection with the Merger. The Exchange Agent shall promptly, following the Effective Time, mail to each former shareholder of BankBoynton a notice specifying the consummation of the merger and the procedures to be followed in surrendering such shareholder's BankBoynton Common Stock certificates. At the Closing or as soon as practicable thereafter, the Exchange Agent shall (except to those holders of BankBoynton Common Stock who have properly exercised dissenters' rights of appraisal) pay to each holder who delivers his or her certificate or certificates representing such shares to the Exchange Agent a check for an amount equal to the number of shares represented by the certificate or certificates so surrendered to the Exchange Agent multiplied by the Purchase Price. As to each holder of record of BankBoynton Common Stock who does not surrender his shares at Closing, the Exchange Agent shall send within ten (10) business days thereafter a notice and form of letter of transmittal advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing shares of BankBoynton Common Stock. Each shareholder who thereafter delivers his or her certificate or certificates representing such shares to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, shall promptly be mailed a check for an amount, without interest, equal to the number of shares represented by the certificate or certificates so surrendered to the Exchange Agent multiplied by the Purchase Price. Upon surrender, each certificate evidencing BankBoynton Common Stock shall be canceled. Until so surrendered, each outstanding certificate which prior to the Effective Time evidenced shares of BankBoynton Common Stock will be deemed for all purposes (except as otherwise provided in Section 2.2 hereof) to evidence the right to receive cash, without interest, equal to the number of shares represented by the certificate or certificates multiplied by the Purchase Price. After the Effective Time, there shall be no further registration of transfers on the records of BankBoynton of shares of BankBoynton Common Stock and, if a certificate evidencing such shares is presented for transfer, it shall be canceled in exchange for a check (except as otherwise provided in Section 2.2 hereof) in the appropriate amount as calculated above. Notwithstanding any provision of this Agreement, neither the Exchange Agent nor any person, firm or entity shall be liable or obligated to any former holder of any share of BankBoynton Common Stock (or to anyone claiming through any such former holder) with respect to amounts to which any such holder would have been entitled as a consequence of the Merger, if such amounts have been paid, or are payable, to any public official pursuant to any abandoned property, escheat or similar laws.

     (b) If delivery of all or any part of the cash to be paid in connection with the Merger is to be paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such delivery that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such a delivery pay to the Exchange Agent any transfer or other taxes required by reason of such delivery in any name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (c) In the event any certificate for BankBoynton Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver (except as otherwise provided in Section 2.2 hereof) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the cash to be paid in the Merger as provided for herein; provided, however, that Bankshares may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such reasonable sum as Bankshares may direct as indemnity against any claim that may be made against BankBoynton, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

                          ARTICLE III.

    REPRESENTATIONS AND WARRANTIES OF BANKSHARES AND FIDELITY

     Bankshares and Fidelity hereby represent and warrant to BankBoynton as follows:

     3.1. Corporate Organization. Fidelity is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States. Bankshares is a holding company duly organized and validly existing and in good standing under the laws of the State of Delaware and a registered savings and loan holding company under HOLA. All eligible accounts issued by Fidelity are insured by the FDIC to the maximum extent permitted under applicable law. Each of Bankshares and Fidelity has all requisite corporate power and authority to own, operate and lease its properties as presently owned, operated and leased and to engage in the activities and business now being conducted by it.
Schedule 3.1 to the Bankshares disclosure schedule attached hereto as Annex I (the "Bankshares Disclosure Schedule") lists each "subsidiary" of Bankshares and Fidelity.

     3.2. Authorization. The Boards of Directors of Bankshares and Fidelity have approved the Agreement and the transactions contemplated hereby and have authorized the execution, delivery
and performance by Bankshares and Fidelity of the Agreement.   No
corporate proceeding on the part of Bankshares or Fidelity other than those previously obtained is necessary to authorize the Agreement or to consummate the transactions contemplated hereby, and Bankshares and Fidelity have full corporate power and authority to enter into the Agreement and to consummate the transactions contemplated hereby subject to the conditions set forth in Articles VIII and X of this Agreement. This Agreement has been duly and validly executed and delivered by Bankshares and Fidelity and constitutes the valid and binding obligation of Bankshares and Fidelity, enforceable against each of them in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (b) the application of equitable principles if equitable remedies are sought.

     3.3. No Violation. Neither the execution and delivery of the Agreement nor, subject to the receipt of the consents and approvals contemplated by Section 3.4, the consummation of the transactions contemplated herein will, (a) conflict with, result in the breach of, constitute a violation of, constitute a default under or accelerate the performance of the terms of any government regulation, judgment, order or decree of any court or other governmental agency to which Bankshares, Fidelity or any subsidiary (the "Fidelity Subsidiary") may be subject, or any contract, agreement or instrument to which Bankshares, Fidelity or Fidelity Subsidiary is a party or by which Bankshares, Fidelity or any of the Fidelity Subsidiaries are bound or committed, or the Certificate of Incorporation of Bankshares, the charter of Fidelity, the Articles of Incorporation of the Fidelity Subsidiary, or the bylaws of Bankshares, Fidelity or the Fidelity Subsidiary, or, any law, or any rule or regulation of any governmental agency or authority, or (b) constitute an event that with the lapse of time or action by a third party could result in a default under any of the foregoing, or (c) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Bankshares, Fidelity or the Fidelity Subsidiary.

     3.4. Consents and Approvals. Other than the receipt of approvals required by the HOLA and the Bank Merger Act, and the regulations promulgated thereunder, no filing or registration with, no notice to and no permit, authorization, consent or approval of the shareholders of Bankshares or any public or governmental body or authority is necessary for the consummation by Bankshares of the transactions contemplated by the Agreement. Bankshares knows of no reason (including those relating to fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and anti-trust or consumer disclosure laws and regulations) why the regulatory approvals should not be obtained, and has no reason to believe that such approvals would include any term, condition or requirement that, individually or in the aggregate, would have a Material Adverse Effect on the results, business, operations, assets, or financial condition of Bankshares and Fidelity on a consolidated basis.

     3.5. Information Supplied for Inclusion in the BankBoynton
Proxy Statement. Any information regarding Bankshares, Fidelity or the Fidelity Subsidiary supplied by Bankshares to

BankBoynton specifically for inclusion in the BankBoynton Proxy Statement (as defined in Section 7.2(a) hereof) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     3.6. Cash Payment. Fidelity has sufficient funds to pay the cash payment required under Section 2.2 and such payment will not cause it to fail to meet any regulatory capital requirements to which it is subject.

     3.7. Accuracy of Information. The statements made by Bankshares in the Agreement and in any other written documents executed and/or delivered by or on behalf of Bankshares pursuant to the terms of the Agreement are true and correct in all material respects. None of the information supplied or to be supplied by Bankshares or Fidelity for inclusion, or included, in
(i) the Proxy Statement to be mailed to the shareholders of BankBoynton (as described below), in connection with the BankBoynton Shareholder Meeting and (ii) any other documents to be filed with FDIC, OTS or any regulatory agency in connection with the transactions contemplated hereby will, to the best knowledge of Bankshares or Fidelity and at such respective times as such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which Bankshares or Fidelity is responsible for filing with the FDIC, OTS and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     3.8. Supplement to Bankshares Disclosure Schedule. Bankshares will promptly supplement or amend the Bankshares Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Bankshares Disclosure Schedule. A breach of a representation or warranty will not be cured by a supplement or amendment to the Bankshares Disclosure Schedule, without the written consent of BankBoynton.

     3.9. Litigation. Except as set forth in Schedule 3.9 to the Bankshares Disclosure Schedule, no claims have been asserted and no relief has been sought against Bankshares, Fidelity or the Fidelity Subsidiary in any pending litigation or governmental proceedings or otherwise which would be reasonably likely to result in Bankshares becoming unable to pay the Purchase Price or otherwise perform its obligations under, and consummate the transactions contemplated by, this Agreement.

     3.10. Regulatory Approvals. Bankshares is not aware of any facts or circumstances relating to the business, operations or financial condition of Bankshares, Fidelity or their wholly-owned subsidiaries which would result in the denial, or conditioning in a manner unacceptable to Bankshares or Fidelity, of any of the regulatory approvals required for consummation of the Merger.

                           ARTICLE IV.

          REPRESENTATIONS AND WARRANTIES OF BANKBOYNTON

     BankBoynton represents and warrants to Bankshares and Fidelity as follows:

     4.1. Corporate Organization.

     (a) BankBoynton has all requisite corporate power and authority to own, operate and lease its properties as presently owned, operated or leased and to engage in the activities and business now conducted by it. BankBoynton is qualified to do business in each jurisdiction in which the nature of business conducted or assets owned or leased by it makes such qualification necessary and where a failure to do so would have a Material Adverse Effect. The jurisdictions in which BankBoynton is qualified to do business as a foreign corporation are identified in Schedule 4.1(a) to the BankBoynton disclosure schedule attached hereto as Annex II (the "BankBoynton Disclosure Schedule"). BankBoynton is a member in good standing of the Federal Home Loan Bank of Atlanta and all eligible accounts issued by BankBoynton are insured by the FDIC to the maximum extent permitted under applicable law. BankBoynton is a savings bank duly organized, validly existing and in good standing under the laws of the United States of America. BankBoynton has no direct or indirect subsidiaries.

     (b) BankBoynton has heretofore delivered to Bankshares true and complete copies of the Federal Stock Charter and bylaws of BankBoynton, in effect on the date hereof. The minute books of BankBoynton contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the stockholder(s) of BankBoynton recorded therein, and as of the Effective Time such minute books will contain accurate minutes of all such meetings and such consents in lieu of meetings respectively held or executed prior thereto. The minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the stockholder(s) and board of directors of BankBoynton and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of the stockholder(s) of BankBoynton. The representations in this Section 4.1(b) with respect to the minute books of BankBoynton are limited to the past four (4) years from the date hereof.

     4.2. Capitalization. The authorized capital stock of BankBoynton consists of 1,000,000 shares of BankBoynton capital stock, of which 1,000,000 shares are common stock, par value $3.75 per share, and of which no shares are serial preferred stock. As of the date hereof, there were issued and outstanding 625,200 shares of BankBoynton Common Stock and no shares were outstanding of serial preferred stock. As of the date hereof, no shares of BankBoynton Common Stock were reserved for issuance pursuant to stock options and no shares of serial preferred stock were reserved for issuance. All of such issued and outstanding shares of BankBoynton capital stock are validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights.

BankBoynton does not have any arrangements or commitments obligating BankBoynton to issue or sell or otherwise dispose of, or to purchase or redeem, shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. Schedule 4.2 of the BankBoynton Disclosure Schedule sets forth a complete and accurate list of all options to purchase BankBoynton Common Stock that have been granted and which remain unexercised, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to option for each grant. To the best of BankBoynton's knowledge, no person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") other than as set forth at Schedule 4.2 of the BankBoynton Disclosure Schedule, is the beneficial owner of more than 5% of the outstanding BankBoynton Common Stock.

     4.3. Authorization. The Board of Directors of BankBoynton has approved the Agreement and the transactions contemplated thereby and authorized the execution, delivery and performance by BankBoynton of the Agreement. No other corporate proceeding on the part of BankBoynton is necessary to authorize the Agreement or to consummate the transactions contemplated thereby other than the approval of the holders of BankBoynton Common Stock as provided in Section 7.1 hereof. BankBoynton has full corporate power and authority to enter into this Agreement and, upon approval of the shareholders of BankBoynton Common Stock in accordance with law and subject to the additional conditions set forth in Articles IX and X of this Agreement, to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BankBoynton and constitutes the valid and binding obligations of BankBoynton, enforceable against it in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally or the rights of creditors of savings associations the accounts of which are insured by the FDIC, (b) the application of equitable principles if equitable remedies are sought, and (c) the provisions of this Agreement providing that the Merger will be enforceable only upon approval by the holders of BankBoynton Common Stock as described in Section 7.1 hereof.

     4.4. No Violation. Other than as set forth in Schedule 4.4 of the BankBoynton Disclosure Schedule, neither the execution and delivery of the Agreement nor, subject to the receipt of the consents and approvals contemplated by Section 4.6, the consummation of the transactions contemplated herein will (a) to the knowledge of BankBoynton (as defined in Section 12.7(e) hereof) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which BankBoynton may be subject, or any contract, agreement or instrument to which BankBoynton is a party or by which BankBoynton is bound or committed, or the Federal Stock Charter of BankBoynton or the bylaws of BankBoynton, or any law, or any rule or regulation of any governmental agency or authority, or (b) to the knowledge of BankBoynton (as defined in Section 12.7(e) hereof), constitute an event that with the lapse of time or action by a third party, or both, could result in a default under any of the foregoing or (c) result in the creation of any lien, charge or encumbrance upon any of the assets, properties or stock of BankBoynton which would reasonably be deemed to have a Material Adverse Effect.

     4.5. Reports and Consolidated Financial Statements. (a) BankBoynton has previously furnished Bankshares with true and complete copies of its financial statements as of and for the years ended June 30, 1997, 1996 and 1995. As of their respective dates, such financial statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of BankBoynton delivered to Bankshares (collectively referred to herein as the "BankBoynton Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of BankBoynton as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. Except as set forth in Schedule 4.5 to the BankBoynton Disclosure Schedule, since July 1, 1996 to the Closing Date, BankBoynton has not suffered a Material Adverse Effect and BankBoynton is not aware of any event or circumstance, or series of events and circumstances, which is reasonably likely to result in a Material Adverse Effect to BankBoynton. The books and records of BankBoynton have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. As of July 1, 1996 to the Closing Date, except and to the extent (i) reflected, disclosed or provided for in the financial statements referred to above and
(ii) of liabilities incurred since July 1, 1996 to the Closing Date, in the ordinary course of business and consistent with prudent banking practice, BankBoynton does not have any liabilities, whether absolute, accrued, contingent or otherwise, which involves a Material Adverse Effect relating to the business, operations, assets or financial condition of BankBoynton.

     (b) BankBoynton has filed all reports, together with any amendments required to be made with respect thereto, that were required to be filed since June 30, 1994 to the date of this Agreement with (1) the OTS; (2) the FDIC; and (3) any state banking commission or other banking authority, and has paid all fees and assessments due and payable in connection therewith.

     4.6. Consents and Approvals.  Other than as set forth in
Schedule 4.6 to the BankBoynton Disclosure Schedule and other than the receipt of approvals required by the HOLA, the Thrift Regulations, and applicable federal securities and state laws, and the approval of the holders of BankBoynton Common Stock as described in Section 7.1 hereof, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by BankBoynton of the transactions contemplated by the Agreement or to enable BankBoynton to continue to conduct its business after the Effective Time in a manner which is consistent with that in which it is presently conducted, except where the failure to make such filing or obtain such permit, authorization, consent or approval will not in the aggregate have a Material Adverse Effect.

     4.7. Absence of Certain Changes. Since June 30, 1996 to the Closing Date, and except as otherwise permitted by this Agreement, BankBoynton has not except as set forth in Schedule
4.7 to the BankBoynton Disclosure Schedule: (a) issued or sold any corporate debt securities as issuer thereof; (b) granted any option for the purchase of its capital stock; (c) declared or set aside or paid any dividend or other distribution in respect of its capital stock; (d) incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business in accordance with past practices; (e) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and landlord liens) any of its material assets or properties except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (f) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in BankBoynton's balance sheet as of June 30, 1996, and current liabilities incurred since the date thereof in the ordinary course of business in accordance with past practices; (g) sold, exchanged or otherwise disposed of any of its material capital assets other than in the ordinary course of business in accordance with past practices; (h) materially made or modified any wage or salary increase other than routine periodic increases in salary for employees in the ordinary course of business and in accordance with past practices or as required by law, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit sharing, retirement or similar plan or arrangement; (i) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate, considering its business taken as a whole; (j) except in the ordinary course of business in accordance with past practices, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (k) entered into any material transaction outside the ordinary course of its business in accordance with past practices, except as expressly contemplated by the Agreement; or (1) except in the ordinary course of business in accordance with past practices or as reflected in the BankBoynton Financial Statements, sold or otherwise disposed of any of its material investment securities.

     4.8. Employee and Employee Benefits Matters. Except as disclosed in Schedule 4.8(a), BankBoynton does not provide any employee benefit plans. (a) Schedule 4.8(a) to the BankBoynton Disclosure Schedule lists (i) each employee benefit plan which is maintained by BankBoynton for the benefit of any current or former employee, officer, director, consultant or agent; (ii) each plan, program or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits; and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which BankBoynton provides benefits for or on behalf of any current or former employee, officer, director, consultant or agent. BankBoynton has delivered or made available to Bankshares a true and correct copy of (a) each BankBoynton Benefit Plan, (b) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to each BankBoynton Benefit Plan, if applicable, (c) each trust agreement and group annuity contract, if any, relating to such BankBoynton Benefit Plan, (d) the most recent actuarial report or valuation relating to a BankBoynton Benefit Plan subject to Title IV of ERISA and (e) all rulings and determination letters and any open requests for rulings or letters that pertain to any BankBoynton Benefit Plan.

     (b) All of the plans, programs and arrangements described in this Section 4.8 or listed in Schedule 4.8(a) to the BankBoynton Disclosure Schedule (hereinafter referred to as the "BankBoynton Benefit Plans") that are subject to ERISA and the Internal Revenue Code ("Code") are in material compliance with all applicable requirements of ERISA and the Code and all other applicable federal and state laws, including, without limitation, the reporting and disclosure requirements of Part I of Title I of ERISA. Each of the BankBoynton Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code satisfies the applicable requirements of such provision and there exist no circumstances that would adversely affect the qualified status of any such Plan under that section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired. Except as set forth in Schedule 4.8(b) to the BankBoynton Disclosure Schedule, to the knowledge of BankBoynton, there is no pending or, threatened litigation, claim, action, governmental proceeding or investigation against or relating to any BankBoynton Benefit Plan which could give rise to any material liability, and there is no reasonable basis for any material litigations, claims, actions or proceedings against any such BankBoynton Benefit Plan. No BankBoynton Benefit Plan (or BankBoynton Benefit Plan fiduciary) has engaged in a non-exempt "Prohibited Transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan. There have been no acts or omissions by BankBoynton that have given rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, or that may give rise to any material fines, penalties, taxes or related damages under such laws for which BankBoynton may be liable. BankBoynton has no knowledge of, or any reasonable basis to believe, that any material liability under Title IV of ERISA has been incurred by BankBoynton, any former Affiliates of BankBoynton or the BankBoynton Benefit Plans since the effective date of ERISA that has not been satisfied in full, and that any condition exists that presents a material risk of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been made or will be made when due. With respect to each of the BankBoynton Benefit Plans which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan or Plans, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits and BankBoynton is not aware of any facts or circumstances that would materially change the funded status of any such ERISA Plan. None of the BankBoynton Benefit Plans is a "multiemployer pension plan" as such term is defined in section 3(37) of ERISA. Except as listed on Schedule 4.8(a) of the BankBoynton Disclosure Schedule, no employee of BankBoynton will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any BankBoynton Benefit Plan as a result of the transactions contemplated by this Agreement. Other than current or contingent liabilities previously disclosed on Schedule 4.8(a) of the BankBoynton Disclosure Schedule, neither BankBoynton nor any BankBoynton Benefit Plan will have any material current or contingent liability with respect to any Plan. All group health plans of BankBoynton, including any plans of current and former Affiliates of BankBoynton that must be taken into account under Section 4980B of the Code or Section 601 of ERISA or the requirements of any similar state law regarding insurance continuation, have been operated in material compliance with the group health plan continuation coverage requirements of
Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable. All payments due from any BankBoynton Benefit Plan (or from BankBoynton with respect to any BankBoynton Benefit Plan) have been made, and all amounts properly accrued to date as liabilities of BankBoynton that have not yet been paid have been properly recorded on the books of BankBoynton.

     (c) Neither BankBoynton, nor its Subsidiary, is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees. Neither BankBoynton nor its Subsidiary is the subject of any proceeding asserting that its has committed an unfair labor practice or seeking to compel it or its Subsidiary to bargain with any labor organization as to the wages and conditions of employment, nor is the management of BankBoynton aware of any strike or other labor dispute involving BankBoynton.

     4.9. Litigation. No claims have been asserted and no relief has been sought against BankBoynton in any pending litigation or governmental proceedings or otherwise which would be reasonably expected to result in damages or other relief which would be reasonably likely to have a Material Adverse Effect. To the knowledge of BankBoynton, there are no circumstances, conditions, events or arrangements, contractual or otherwise, which may hereafter give rise to any proceedings, claims, actions or government investigations involving BankBoynton which would reasonably be expected to result in damages or other relief which would be reasonably likely to have a Material Adverse Effect, nor are any such proceedings, claims, actions or government investigations threatened. Except as set forth in Schedule 4.9 to the BankBoynton Disclosure Schedule, BankBoynton is not a party to any order, judgment or decree which would reasonably be expected to have a Material Adverse Effect, and BankBoynton (a) is not the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority and
(b) has not made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition.

     4.10. Tax Matters. BankBoynton has timely filed (inclusive of applicable extension periods) with the appropriate governmental agencies all material federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports (including information returns and reports) that are required to be filed, and BankBoynton is not materially delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by BankBoynton. There are included in the BankBoynton Financial Statements adequate reserves for the payment of all accrued but unpaid material federal, state and local taxes of BankBoynton, including interest and penalties, whether or not disputed for such fiscal years as reflected therein and all fiscal years prior thereto. BankBoynton has not executed or filed with the Internal Revenue Service ("IRS") or any state tax authority any agreement extending the period for assessment and collection of any federal or state tax, and BankBoynton is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes. There is no outstanding material assessment or claim for collection of taxes against BankBoynton. Except as set forth in Schedule 4.10 to the BankBoynton Disclosure Schedule, the federal income tax returns of

BankBoynton have been audited by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such audit which have not been resolved and paid in full or adequate reserves or accruals established in accordance with generally accepted accounting principles with respect thereto.

     "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by federal, state, local or foreign taxing authorities, including but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions thereto.

     BankBoynton has not, during the past five (5) years, except as disclosed in Schedule 4.10 to the BankBoynton Disclosure Schedule, received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency, with respect to any federal, state, county or local taxes. No federal or state tax return of BankBoynton is currently the subject of any audit by the IRS or any other governmental agency. During the past five (5) years, no material deficiencies have been asserted in connection with the federal and state income tax returns of BankBoynton, and BankBoynton has no reason to believe that any material deficiency would be asserted relating thereto. Except as disclosed in Schedule 4.10 to the BankBoynton Disclosure Schedule, BankBoynton is not a party to any agreement providing for allocation or sharing of taxes. BankBoynton has not ever been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Code) filing consolidated returns, other than the affiliated group of which BankBoynton is or BankBoynton was the common parent.

     4.11. Information in the BankBoynton Proxy Statement. BankBoynton represents and warrants that the BankBoynton Proxy Statement will not, either at the time it is mailed to the shareholders of BankBoynton in connection with the BankBoynton Shareholders' Meeting (as defined in Section 7.1 hereof) or at the time of the BankBoynton Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that none of the representations and warranties in this Section 4.11 shall apply to statements in or omissions from the BankBoynton Proxy Statement made in reliance upon and in conformity with information about or furnished by or on behalf of Bankshares or Fidelity for use in the BankBoynton Proxy Statement.

     4.12.     Environmental Matters.  For purposes of this
Section 4.12, the following terms shall have the indicated meaning:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to
(1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental
Laws.

     "Properties Owned" means those properties owned, leased or operated by BankBoynton, not including those properties serving as collateral for any loans made and retained by BankBoynton or for which BankBoynton serves in a trust relationship for the loans retained in portfolio.

     (a) Other than as set forth on Schedule 4.12(a) to the BankBoynton Disclosure Schedule, to the knowledge of BankBoynton, BankBoynton is in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or prospects of BankBoynton. Other than as set forth on Schedule 4.12(a) to the BankBoynton Disclosure Schedule, since June 30, 1992, BankBoynton has not received any communication alleging that BankBoynton is not in such compliance and, to the knowledge of BankBoynton, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) Other than as set forth on Schedule 4.12(b) to the BankBoynton Disclosure Schedule, to the knowledge of BankBoynton, BankBoynton has not been or is not in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of BankBoynton.

     (c) Other than as set forth on Schedule 4.12(c) to the BankBoynton Disclosure Schedule, to the knowledge of BankBoynton, none of the Properties Owned by it has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of BankBoynton.

     (d) Other than as set forth on Schedule 4.12(d) to the BankBoynton Disclosure Schedule, to the knowledge of BankBoynton, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Properties Owned by BankBoynton under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of BankBoynton.

     (e) Other than as set forth on Schedule 4.12(e) to the BankBoynton Disclosure Schedule, to the knowledge of BankBoynton, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against BankBoynton or against any person or entity whose liability for any Environmental Claim BankBoynton has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the business, operations, assets, financial condition or prospects of BankBoynton.

     (f) BankBoynton has set forth on Schedule 4.12(f) to the BankBoynton Disclosure Schedule, any environmental studies conducted by it during the past five years with respect to any properties owned by it as of the date of this Agreement.

     4.13. Insurance. BankBoynton will deliver to Bankshares as part of Schedule 4.13 to the BankBoynton Disclosure Schedule true, accurate and complete copies of all insurance policies and fidelity bonds of BankBoynton. Each such policy is in full force and effect, with all premiums due thereon on or prior to the Closing Date having been paid as and when due. BankBoynton has not been notified that its fidelity or insurance coverage will not be renewed by its carrier(s) on substantially the same terms
as its existing coverage.   All such policies (i) are sufficient
for compliance by BankBoynton with all requirements of law and all agreements to which BankBoynton is a party, and (ii) will not terminate or lapse prior to the Effective Time without similar policies being obtained that would continue until the Effective Time.

     4.14. Compliance with Laws and Orders. Except as set forth in Schedule 4.14 to the BankBoynton Disclosure Schedule, BankBoynton has not received notice of any violation or alleged material violation of, or, to the knowledge of BankBoynton, is subject to any liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing material violations of, any law, statute or regulation. BankBoynton is not in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the failure to be in full compliance would reasonably be expected to result alone or in the aggregate in damages, which would be reasonably likely to have a Material Adverse Effect.

     4.15. Governmental Regulation. BankBoynton holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state and other public authorities necessary for the conduct of its business; and, between the date hereof and the Closing Date, BankBoynton will maintain all such licenses, certificates, permits, franchises and rights in effect. Except as set forth in Schedule 4.15 to the BankBoynton Disclosure Schedule, BankBoynton is not a party or subject to any agreements, directives, orders or similar arrangements between or involving BankBoynton and any state or federal savings institution regulatory authority. In connection with its most recent examination of BankBoynton, neither the OTS nor the FDIC have informed BankBoynton, whether by written communication or otherwise, to amend or change in any material way its accounting methods, methods of operation or business practices, or to classify any loans not previously classified or to charge-off loans, or increase its allowance for loan losses or to take or discontinue any activity or action.

     4.16.     Contracts and Commitments.  Except as set forth in
Schedule 4.16 to the BankBoynton Disclosure Schedule, BankBoynton is not a party to or bound by any (a) material lease or license with respect to any property, real or personal; (b) material contract or commitment for capital expenditures; (c) material contract or commitment for total expenses for the purchase of materials, supplies or for the performance of services by third parties for a period of more than 60 days from the date of this Agreement; (d) material contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; or (e) agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of BankBoynton. To its knowledge, BankBoynton has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in a default resulting in material damages or other material default under any outstanding mortgage, lease, contract, commitment or agreement to which BankBoynton is a party or by which BankBoynton is bound or under any provision of its charter or bylaws. To the knowledge of BankBoynton, each such outstanding material mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of BankBoynton subject to (x) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally or the rights of creditors of savings associations the accounts of which are insured by the FDIC, and
(y) the application of equitable principles if equitable remedies are sought.

     4.17. Agreements with Directors, Officers and Shareholders.. Except as set forth in Schedule 4.17 to the BankBoynton Disclosure Schedule, no director, executive officer, or holder of five percent (5.0%) or more of the outstanding capital stock of BankBoynton nor any associate of any such person (a "BankBoynton Principal") (a) is or has during the period subsequent to June 30, 1996, been a party (other than as a depositor) to any transaction with BankBoynton, whether as a borrower or otherwise, that (i) was made other than in the ordinary course of business, (ii) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, or (iii) involves more than the normal risk of collectability or presents other unfavorable features; or (b) is a party to any material loan or loan commitment, whether written or oral.

     4.18. Accuracy of Information. The statements made by BankBoynton in the Agreement and in any other written documents executed and/or delivered by or on behalf of BankBoynton pursuant to the terms of the Agreement are true and correct in all substantial respects. The statements contained in such other documents or specifically referred to in the Agreement will be deemed to constitute representations and warranties of BankBoynton under this Agreement to the same extent as if set forth herein in full.

     4.19. Supplement to BankBoynton Disclosure Schedule. BankBoynton will promptly supplement or amend the BankBoynton Disclosure Schedule to the date of Closing with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the BankBoynton Disclosure Schedule. A breach of a representation or warranty will not be cured by a supplement or amendment to the BankBoynton Disclosure Schedule, without the written consent of Bankshares and Fidelity.

     4.20.     Title to Assets; Leases.

     (a) Except for (i) liens and encumbrances specifically disclosed in any of the consolidated financial statements of BankBoynton referred to in Section 4.5 hereof, (ii) landlords' or statutory liens or other liens incurred in the ordinary course of business and not securing indebtedness for borrowed money and not yet delinquent, and (iii) liens and encumbrances which are not material in amount and do not materially impair the value of any property subject thereto or the use of such property for the purposes for which it is presently used or intended to be used, BankBoynton has good and marketable title, free and clear of all security interests, encumbrances, trust agreements, liens or other adverse claims, to all its assets and property, real and personal, reflected in the financial statements referred to in
Section 4.5 hereof or acquired thereafter, which includes all property and assets used by BankBoynton that are material to the conduct of its businesses, except for assets and property disposed of in the ordinary course of business after June 30, 1996.

     (b) BankBoynton as lessee has the right under valid and existing leases to occupy, use, possess and control all property leased by it in all material respects as presently occupied, used, possessed and controlled by BankBoynton and such leases will not terminate or lapse prior to the Effective Time or be affected in any material respect by consummation of the transactions contemplated hereby. Schedule 4.20(b) contains an accurate listing of each lease pursuant to which BankBoynton acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same, as well as a listing of each real property owned by BankBoynton and used in the conduct of its business.

     (c) All material real and personal property owned by BankBoynton or used by it is in an adequate condition (ordinary wear and tear excepted) to carry on the business of BankBoynton in the manner conducted currently by it.

     4.21. Fees. BankBoynton has not, and to the knowledge of BankBoynton none of its respective officers, directors, employees or agents, has employed, any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fee, and no broker or finder has acted directly or indirectly for BankBoynton, in connection with this Agreement or the transactions contemplated hereby.

     4.22. Business of BankBoynton. Since June 30, 1996, BankBoynton has conducted its business in the ordinary course. For purposes of the foregoing, BankBoynton has not, since June 30, 1996, controlled expenses through the (i) elimination of employee benefits; (ii) deferral of routine maintenance of real property or leased premises; (iii) elimination of reserves where the liability related to such reserve has remained; (iv) reduction of capital improvements from previous levels; (v) failure to depreciate capital assets in accordance with past practice or to eliminate capital assets no longer used in BankBoynton's business; (vi) capitalized loan production expenses other than in accordance with SFAS No. 91, or (vii) extraordinary reduction or deferral of ordinary or necessary expenses.

                           ARTICLE V.

                     COVENANTS OF BANKSHARES

     Bankshares hereby agrees that from the date of this Agreement until the Effective Time:

     5.1. Affirmative Covenants. As soon as reasonably practicable, Bankshares will furnish BankBoynton with copies of all of Bankshares' periodic reports on Forms 10-K, 10-Q and 8-K and all proxy statements filed with the Securities and Exchange
Commission ("SEC") subsequent to the date hereof.

     5.2. Negative Covenants. Except as specifically contemplated by this Agreement, Bankshares shall not do, or agree or commit to do, or permit Fidelity or the Fidelity Subsidiary to do, without the prior written consent of BankBoynton (which shall not be unreasonably withheld), any of the following:

     (a) willfully take action which would or is reasonably likely to (i) adversely affect the ability of either Bankshares, Fidelity or BankBoynton to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Bankshares' ability to perform its covenants and agreements under this Agreement; or
(iii) result in any of the conditions to the Merger set forth in Articles IX and X not being satisfied; or

     (b) agree in writing or otherwise to do any of the foregoing.

     5.3. Breaches. Bankshares shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to BankBoynton and use its best efforts to prevent or promptly remedy the same.

     5.4. Employee Benefit Plans: Employment Arrangements.

     (a) Subject to the continuing discretion and judgment of Bankshares and Fidelity, Bankshares and Fidelity will consider making offers of continuing employment to the employees of BankBoynton who are in the employ of BankBoynton at the Effective Time, although nothing herein shall be deemed to require Bankshares or Fidelity to employ any such employee on and after the Effective Time or to continue the employment of any such employee employed as of the Effective Time, including without limitation, any officer of BankBoynton. Employees of BankBoynton who become employees of Bankshares or Fidelity on and after the Effective Time shall be referred to herein as "Continuing Employees."

     (b) Fidelity, at its option, may continue, freeze or terminate all or any of the BankBoynton Benefit Plans, if any, or may merge any such benefit plans into its own plans, all in accordance with applicable federal and state laws, including ERISA. Each Continuing Employee who becomes a participant in any Fidelity Plan shall participate in such Plan as a new employee of Fidelity, except as specifically required otherwise by law.

     (c) Bankshares and Fidelity shall, at their election, either continue to employ Donald R. Page for the term and under the provisions of the employment agreement listed in Schedule 5.4(c) hereto, or alternatively shall pay Donald R. Page severance in an amount equal to the compensation he would have received under the employment agreement.

     5.5. Filing of Applications. Bankshares and Fidelity shall use their best efforts to prepare within 45 days of the date of this Agreement, submit, publish and file (a) an application to the Office of Thrift Supervision ("OTS") under 12 C.F.R. Part 574; and (b) any other applications, notices or statements required to be filed in connection with the transactions contemplated hereby.

     5.6. Expenses. Bankshares hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by BankBoynton pursuant to Sections 11.1(c) (iii) or (iv) as a result of a willful breach by Bankshares, Bankshares shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable Expenses of BankBoynton in an amount not to exceed $50,000. For purposes of this Section 5.6, the "Expenses of BankBoynton" shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to BankBoynton and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     5.7. Supplement to Bankshares Disclosure Schedule. Bankshares will promptly supplement or amend the Bankshares Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Bankshares Disclosure Schedule. No supplement or amendment to the Bankshares Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in
Section 9.1 hereof.

     5.8. Non-Assignability. Bankshares hereby agrees that its rights under this Agreement may not be assigned, sold or otherwise transferred to any other party.

                           ARTICLE VI.

                    COVENANTS OF BANKBOYNTON

     BankBoynton hereby agrees that from the date of this Agreement until the Effective Time:

     6.1. Affirmative Covenants. Unless the prior written consent of Bankshares shall have been obtained (which shall not be unreasonably withheld) and except as otherwise contemplated herein, BankBoynton will:

     (a) operate its business in the ordinary course in accordance with past business practices;

     (b) use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers:

     (c) maintain its corporate existence in good standing and file all required BankBoynton Reports (as defined in such Section
12.7(c) hereof);

     (d) use its best efforts to maintain and keep its properties in as good repair and condition as at present, except for ordinary wear and tear;

     (e) use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it and, in the event that BankBoynton is unable to keep such insurance and bonds in full force and effect, to provide prompt notice of such failure to Bankshares;

     (f) perform all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

     (g) use its best efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws and regulations, including the filing of all reports required to be filed with the OTS, the FDIC and any other banking authority; and

     (h) as soon as reasonably practicable, furnish Bankshares copies of all of BankBoynton's financial and regulatory reports subsequent to the date hereof.

     (i) promptly inform Bankshares of its receipt of a Different Proposal for purchase.

     6.2. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, BankBoynton shall not do, without the prior written consent of Bankshares (which shall not be unreasonably withheld), any of the following:

     (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with prudent business practices or in connection with the transactions contemplated and permitted by the Agreement;

     (b) (i) grant any bonus or increase in compensation to its directors or grant any bonus or any increase in compensation to its officers and employees either individually or as a class, except routine periodic increases in salary for employees in the ordinary course of business and in accordance with past practices or as required by law, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) that would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any BankBoynton Benefit Plan, (iv) enter into any employment, severance or similar agreements or arrangements with any directors or officers, or enter into any employment agreement.

     (c) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock;

     (d) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation, savings institution or bank, permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation or bank, in either case, unless the fiduciary duties of BankBoynton's Board of Directors require it to do so, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets, or shares of any class of stock, of any corporation, savings institution, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

     (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any debt instrument having a right to vote or any securities convertible into, or any rights, including options, to acquire, any such shares, voting debt or convertible securities;

     (f) initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes a Different Proposal, take any action in furtherance of such inquiries or to obtain a Different Proposal, or negotiate with any person in, or agree to or endorse any Different Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, accountant or other representative retained by it to take any such action; except for such actions relating to a Different Proposal which are reasonably considered by the Board of Directors of BankBoynton, based upon consultation with outside legal counsel, to be required in order to fulfill the Board of Directors' fiduciary obligations. The mere receipt of an unsolicited Different Proposal shall not by itself be deemed a violation of this Section 6.2(f). "Different Proposal" means a bona fide proposal to acquire the entire equity interest in BankBoynton or substantially all of the assets of BankBoynton, which is expressly conditioned upon the termination of this Agreement and is made by a third party;

     (g)  propose or adopt any amendments to its Federal Stock
Charter or bylaws, except such amendments as may be required to consummate the transactions contemplated by this Agreement;

     (h) enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

     (i) except in its fiduciary capacity, purchase any shares of capital stock of Bankshares;

     (j) change any of its methods of accounting in effect at June 30, 1996, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except as may be required by law or generally accepted accounting principles;

     (k) willfully take action which would or is reasonably likely to (i) adversely affect the ability of either of Bankshares or BankBoynton to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect BankBoynton's ability to perform its covenants and agreements under this Agreement; or
(iii) result in any of the conditions to the Merger set forth in Articles VIII and X not being satisfied;

     (l) change in any material respect the lending, investment, deposit, asset and liability management and other operating policies concerning the business of BankBoynton, unless required by law or regulation or, with respect to lending or depository activities, unless such change is made in response to market conditions;

     (m) file any applications or make any contract with respect to branching by BankBoynton (whether de novo or by purchase, sale or relocation);

     (n) form any new subsidiary or enter into or invest in any partnership, joint venture or other business enterprise;

     (o)  purchase any debt securities or derivative securities;

     (p)  purchase any equity securities other than Federal Home
Loan Bank stock;

     (q) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

     (r) sell or otherwise dispose of any loan, mortgage-backed security or investment security except in the ordinary course of business consistent with prudent banking practices and policies;

     (s) modify or restructure the terms of any loans except in the ordinary course of business consistent with prudent banking practices;

     (t) make, renew, increase, extend or purchase any loan secured by commercial real estate or multi-family real estate, land acquisition or development loan, commercial business loan, residential loan an amount in excess of $250,000, or consumer credit card loans, except to the extent that BankBoynton is contractually obligated to do so as of the date hereof;

     (u) make any capital expenditures in excess of $5,000 individually or $10,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

     (v) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; or

     (w) fail to keep in full force and effect its insurance and bonds as now carried;

     (x) fail to notify Bankshares promptly of its receipt of any letter, notice or other communication, whether written or oral, from any regulatory authority advising that it is contemplating issuing, requiring or requesting any agreement, memoranda, understanding or similar undertaking, or order, directive, or extraordinary supervisory letter;

     (y) agree in writing or otherwise to do any of the foregoing.

     6.3. Report to Bankshares. BankBoynton will use its best efforts to keep Bankshares fully informed concerning all trends and developments of which it becomes aware that may have a material effect upon the business, any properties or condition (either financial or otherwise) of BankBoynton.

     6.4. Breaches. BankBoynton shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Bankshares and use its best efforts to prevent or promptly remedy the same.

     6.5. Supplement to Disclosure Schedule. BankBoynton will promptly supplement or amend the BankBoynton Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the BankBoynton Disclosure Schedule. A breach of a representation or warranty will not be cured by a supplement or amendment to the BankBoynton Disclosure Schedule, without the written consent of Bankshares and Fidelity.

     6.6. Expenses. BankBoynton hereby agrees that if this Agreement or the transactions contemplated hereby are terminated pursuant to Sections 11.1 (b)(iii) or 11.1 (b)(iv) as a result of a willful breach by BankBoynton, BankBoynton shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable Expenses of Bankshares in an amount not to exceed $50,000. For purposes of this Section 6.6, the "Expenses of Bankshares" shall include all reasonable out-of-pocket expenses of Bankshares (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Bankshares and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     6.7. Consents and Approvals. BankBoynton shall use its best efforts to assist Bankshares in obtaining the consents and approvals referenced in Section 8.5 hereof.

                          ARTICLE VII.

                      ADDITIONAL AGREEMENTS

     7.1. BankBoynton Shareholders' Meeting. BankBoynton shall, as soon as is reasonably practicable and in any event no later than 60 days from the date hereof unless a longer time is reasonably necessary for regulatory or bylaw purposes, call and hold a meeting of its shareholders (the "BankBoynton Shareholders' Meeting") to submit for shareholder approval this Agreement. The Board of Directors of BankBoynton will recommend that holders of BankBoynton Common Stock vote in favor of and approve this Agreement at the BankBoynton Shareholders' Meeting.

     7.2. Proxy Statement for BankBoynton Shareholders' Meeting. If required under applicable law, for the purposes of holding the BankBoynton Shareholders' Meeting, BankBoynton shall prepare an appropriate proxy statement satisfying all applicable requirements under state and federal law and regulations thereunder (said proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "BankBoynton Proxy Statement").

     7.3. Cooperation: Regulatory Approvals. The parties shall cooperate, and shall cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, the FDIC, the Department of Justice ("DOJ"), other regulatory authorities, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by the Agreement. Each party will have the right prior to filing to review and comment on such applications, petitions and other documents and materials and shall furnish to the other copies thereof promptly after filing or submission thereof. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained. The obligation to take action as provided in this Section 7.3 shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order or approval of, or any exemption by, any party that are unduly burdensome as reasonably determined by the Boards of Directors of Bankshares or BankBoynton. In the event of a restraining order or injunction which prevents the Closing by reason of the operation of Section 10.2, each of the parties hereto shall use its respective best efforts to cause such order or injunction to be lifted and the Closing to be consummated as soon as reasonably practicable.

     7.4. Reports. Prior to the Effective Time, BankBoynton shall prepare and file as and when required all BankBoynton Reports. BankBoynton shall prepare such BankBoynton Reports so that (a) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) with respect to any BankBoynton Reports containing financial information of the type included in the BankBoynton Financial Statements, the financial information (i) is prepared in accordance with generally accepted accounting principles and practices as utilized in the BankBoynton Financial Statements applied on a consistent basis, (ii) presents fairly the financial condition of BankBoynton at the dates, and the results of operations and cash flows for the periods, stated therein and (iii) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments. All BankBoynton Reports shall be provided to Bankshares promptly following the filing of such reports with the respective regulatory authority.

     7.5. Additional Agreements: Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement, subject to the appropriate vote of the shareholders of BankBoynton described in Section 7.1, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Bankshares with full title to all properties, assets, rights, approvals, immunities and franchises of BankBoynton, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     7.6. Release of Information. BankBoynton and Bankshares agree that prior to making any public announcement with respect to the transactions contemplated by this Agreement, each party will consult with the other and will use its best efforts either to agree upon the text of the proposed joint announcement to be made by both parties or to obtain the other's approval (which approval shall not be unreasonably withheld) of the text of an announcement to be made solely on behalf of such party. In the event that the parties do not ultimately agree on the text of any proposed public announcement, no such disclosure shall be made unless the party seeking to make an announcement is advised by counsel that its failure to do so would be reasonably likely to constitute a violation of law.

     7.7. Access to Properties and Records; Confidentiality. (a) BankBoynton shall permit Bankshares and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of BankBoynton, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (except to the extent necessary to preserve the attorney-client privilege for the benefit of BankBoynton), plans affecting employees, and any other business activities or prospects in which BankBoynton may have a reasonable interest; BankBoynton shall make its officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Bankshares and its representatives. Promptly following the execution of this Agreement the parties hereto shall each identify a selected group of their respective personnel that shall constitute a "Joint Implementation Team" who shall be available to Fidelity and BankBoynton, respectively, at reasonable times to provide information and assistance in connection with Fidelity's investigation of matters relating to BankBoynton as well as consultation regarding the combined operation of the parties following the Closing. The Fidelity personnel assigned to the Joint Implementation Team shall be provided office space and access to all records during normal business hours by BankBoynton in order to facilitate the merger.

     (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall, upon request, return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.
The obligation to keep such information confidential shall continue from the date the proposed transactions are abandoned but shall not apply to (i) any information which (1) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (2) was then generally known to the public; or (3) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

     7.8. Certain Policies. At the request of Bankshares, BankBoynton shall, no earlier than five business days prior to the Effective Time, (i) establish and take such reserves and accruals as Bankshares shall reasonably request to conform, on a mutually satisfactory basis, BankBoynton's loan, real estate, accrual and reserve policies to Fidelity's policies and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of severance costs, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses incurred in connection with the Merger, provided, however, that BankBoynton shall not be obligated to take any such action pursuant to this Section 7.8 unless and until (x) Bankshares specifies its request in a writing delivered to BankBoynton, and acknowledges that all conditions to the obligations of Fidelity to consummate the Merger set forth in Articles VIII and X have been waived (if available) or satisfied and (y) BankBoynton acknowledges that the conditions to its obligation to consummate the Merger set forth in Articles IX and X have been waived (if available) or satisfied. BankBoynton shall not be required to take any such action that is not consistent with generally accepted accounting principles, or any requirement applicable to BankBoynton by any bank regulatory agency. The representations, warranties and covenants of BankBoynton contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of Sections 7.11 and shall not constitute grounds for termination of the Agreement by Bankshares.

                          ARTICLE VIII.

           CONDITIONS TO THE OBLIGATIONS OF BANKSHARES

     The obligations of Bankshares under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by Bankshares or cure by BankBoynton pursuant to the provisions of Section
11.1(b)(i) of the following conditions:

     8.1. No Material Adverse Effect.  Except as disclosed in
Schedule 4.5 to the BankBoynton Disclosure Schedule and except for the transactions contemplated hereby and changes attributable to or resulting from any changes in law, obligation, or generally accepted accounting principles, changes in interest rates, economic, financial or market conditions affecting the banking or thrift industry generally or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement there shall not have been any Material Adverse Effect, or discovery of a condition or the occurrence of any event that has or is likely to result in such a Effect, in the financial condition, results of operations or business of BankBoynton from March 31, 1997 to the Closing Date; provided, however, that there shall not have occurred a Material Adverse Effect for purposes of this Section
8.1 if such action that would have given rise to a Material Adverse Effect was taken by BankBoynton at the request of Bankshares pursuant to Section 7.8 of this Agreement. Any changes in governing law or regulations affecting BankBoynton, Fidelity and Bankshares shall not be deemed a Material Adverse Effect.

     8.2. Representations and Warranties. Each of the representations and warranties by BankBoynton contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations and warranties were made on and as of said date.

     8.3. Performance and Compliance. BankBoynton shall have performed or complied in all material respects with all covenants and agreements required by the Agreements to be performed and satisfied by it on or prior to the Closing Date.

     8.4. No Proceeding or Litigation. On the Closing Date, no suit, action or proceeding shall be pending or overtly threatened, and no liability or claim shall have been asserted against BankBoynton involving any of the assets, properties, business or operations of BankBoynton, which would reasonably be expected to have a Material Adverse Effect.

     8.5. Consents Under Agreements. Bankshares shall have received the consent or approval of each person whose consent or approval shall be required in order to permit consummation of the Merger under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which BankBoynton is a party or to which its respective property is subject, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Bankshares on a consolidated basis, whether prior to (if applicable) or following the consummation of the transactions contemplated hereby.

     8.6. No Amendments to Resolutions. Neither the Board of Directors of BankBoynton nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by such Board of Directors with respect to the Agreement or shall have adopted any other resolutions in connection with the Agreement and the transactions contemplated hereby which are inconsistent with such resolutions, except resolutions adopted consistent with the express rights of BankBoynton under the Agreement.

     8.7. Certificate of BankBoynton Officers. BankBoynton shall have furnished Bankshares a certificate, signed by its Chief Executive Officer and its Chief Financial Officer, dated the Closing Date, to the effect, based on his knowledge, that the conditions described in Sections 8.1, 8.2, 8.3, 8.4, 8.5, and
8.6. of this Agreement have been fully satisfied.

     8.8. Corporate Proceedings. All action required to be taken by, or on the part of BankBoynton to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by BankBoynton.

     8.9.(a)Legal Opinion. Bankshares shall have received an opinion or opinions, dated the Closing Date from legal counsel to BankBoynton, reasonably acceptable to Bankshares and Fidelity, to the effect that:

          (i) BankBoynton is a federally chartered stock savings bank duly incorporated and in existence under the laws of the United States of America;

          (ii) BankBoynton has the corporate power and authority to carry on its business and to own, lease and operate its properties as currently conducted and to consummate the merger of BankBoynton and Fidelity;

          (iii) this Agreement has been duly authorized and approved by BankBoynton's Board of Directors and BankBoynton's shareholders and this Agreement constitutes the valid and binding obligation of BankBoynton in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally and subject to general principles of equity;

          (iv) Neither the execution and delivery of this Agreement nor the consummation of the merger of BankBoynton into Fidelity, with or without the giving of notice or the lapse of time, or both, will (i) violate any provision of the Charter or Bylaws of BankBoynton; or (ii) to the knowledge of such counsel, violate, any federal banking statute, rule or regulation applicable to BankBoynton, which would have a Material Adverse Effect on the financial condition, assets, liabilities, or business of BankBoynton; to the knowledge of such counsel, no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, other than as specifically contemplated by this Agreement is required for the consummation by BankBoynton of the Merger;

          (v) except as disclosed pursuant to Schedule 4.9 of the BankBoynton Disclosure Schedule or as disclosed in such legal opinion, to counsel's knowledge, there are no actions, suits, proceedings or investigations of any nature pending or threatened that challenge the validity or legality of the Merger or which seek or threaten to restrain, enjoin or prohibit (or obtain substantial damages in connection with) the consummation of the Merger.

          (vi) to the knowledge of such counsel and except as is set forth in Schedule 4.9 of the BankBoynton Disclosure Schedule or as disclosed in such legal opinion, there is no litigation or governmental investigation pending or threatened in writing against or relating to BankBoynton or the Subsidiary.

     Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officials of BankBoynton or appropriate governmental officials, (ii) be limited to federal law, and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

     (b) Securities Letter. BankBoynton shall have delivered to Bankshares, a letter, dated the Effective Time, of counsel to BankBoynton, reasonably acceptable to Bankshares and Fidelity, in form and substance reasonably satisfactory to Bankshares and its counsel, to the effect that such counsel has no reason to believe that the Proxy Statement, as it may be amended or supplemented, contained an untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, as of the time of the BankBoynton shareholder meeting, provided that no statement need be made as to any financial statements and other financial or statistical data or as to materials relating to or supplied by Bankshares or Fidelity or any of their respective subsidiaries for inclusion in the Proxy Statement.

                           ARTICLE IX.

          CONDITIONS TO THE OBLIGATIONS OF BANKBOYNTON

     The obligations of BankBoynton under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by BankBoynton of the following conditions:

     9.1. Representations and Warranties. Each of the representations and warranties of Bankshares and Fidelity contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations were made on and as of said date.

     9.2. Performance and Compliance. Bankshares shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the Closing Date.

     9.3. Corporate Proceedings. All action required to be taken by, or on the part of Bankshares and Fidelity to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by Bankshares and Fidelity.

     9.4. Certificate of Bankshares Officers. Bankshares shall have furnished to BankBoynton a certificate, signed by its Chief Executive Officer and its Chief Financial Officer and dated the Closing Date, to the effect, based on their best knowledge, that the conditions described in Sections 9.1, 9.2 and 9.3 of this Agreement have been satisfied.

     9.5.(a)Legal Opinion. BankBoynton shall have received an opinion, dated as of the Closing Date, from Luse Lehman Gorman
Pomerenk & Schick, P.C., counsel for Bankshares to the effect that:

          (i) Bankshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Fidelity is a savings bank organized under the laws of the United States;

          (ii) Bankshares has the corporate power and authority to carry on its business as now conducted, to own, lease and operate its properties and to consummate the transactions contemplated by the Agreement;

          (iii) the Agreement has been duly authorized, executed and delivered by Bankshares and Fidelity and constitutes the valid and binding obligation of Bankshares and Fidelity in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally and subject to general principles of equity;

          (iv) to counsel's actual knowledge, all corporate acts and other proceedings required to be taken by or on the part of Bankshares and Fidelity to consummate the transactions contemplated by the Agreement have been properly taken; neither the execution and delivery of the Agreement, nor the consummation of the transactions contemplated hereby and thereby, with and without the giving of notice or the lapse of time, or both, will violate any provision of the Certificate of Incorporation or Bylaws of Bankshares or Charter and Bylaws of Fidelity;

          (v) except as disclosed in such opinion, to the actual knowledge of such counsel there are no actions, suits, proceedings or investigations (public or private) of any nature pending or threatened that challenge the validity or propriety of the transactions contemplated by the Agreement or which seek or threaten to restrain, enjoin or prohibit or to obtain substantial damages in connection with the consummation of such transactions; and

          (vi) all regulatory and governmental approvals and consents which are necessary to be obtained by Bankshares and its subsidiaries to permit the execution, delivery and performance of the Agreement have been obtained.

     Such counsel shall also state that it has no reason to believe that the information relating to Bankshares and Fidelity provided to BankBoynton for inclusion in the BankBoynton Proxy Statement, as of the date of the Proxy Statement and up to and including the meeting of stockholders contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     9.6. Opinion of Financial Advisor. BankBoynton shall have received on or before the date on which the proxy statement or other similar document is to be mailed to holders of BankBoynton Common Stock the written opinion of its investment or financial advisor to the effect that the merger consideration payable to BankBoynton's shareholders pursuant to the Merger is fair from a financial point of view to the shareholders of BankBoynton.

                            ARTICLE X

          CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

     In addition to the provisions of Articles VIII and IX hereof, the obligations of Bankshares and BankBoynton to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction or written waiver by both Bankshares and BankBoynton of the following conditions:

     10.1. Governmental Approvals. The parties hereto shall have received all necessary approvals of the transactions contemplated by the Agreement from governmental agencies and authorities, including, without limitation, those of the OTS, the FDIC and, if necessary, the DOJ, and each of such approvals shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired at the Closing Date and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. Provided, however, that no approval or consent referred to in this Section 10.1 shall be deemed to have been received by Bankshares if it shall include any term, condition or requirement that, individually or in the aggregate, (i) would result in a Material Adverse Effect on the results, business, operations, assets, or financial condition of Bankshares on a consolidated basis, or (ii) would reduce the economic or business benefits of the transactions contemplated by this Agreement to Bankshares in so material a manner that Bankshares, in its reasonable judgment, would not have entered into this Agreement; provided further, that no condition or requirement which does no more than subject BankBoynton, Fidelity or Bankshares to legal requirements generally applicable to entities and transactions of the same type as a matter of law or regulation shall be deemed to affect materially the economic benefits of the transactions contemplated by this Agreement. Bankshares shall notify BankBoynton in writing of its intention to terminate this Agreement pursuant to Section 11.1(b) hereof as a result of the receipt by Bankshares of any such term, condition or requirement within five business days of the written receipt of such term, condition or requirement, or the condition set forth in the second sentence of this Section 10.1 shall be deemed waived by Bankshares.

     10.2. No Injunctions or Restraints. No suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government or private individual in which it is sought to restrain or prohibit the consummation of the Merger and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     10.3. BankBoynton Shareholder Approval. This Agreement shall have been duly approved by the requisite affirmative vote of the shareholders of BankBoynton as contemplated by Section 7.1 hereof.

     10.4 Corporate Proceedings. The obligations of the parties to this Agreement required to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects. All action required to be taken by, or on the part of, the parties to this Agreement to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the parties hereto.

                           ARTICLE XI.

                           TERMINATION

     11.1. Reasons for Termination. This Agreement may be terminated and the Merger abandoned at any time before the Closing Date, whether before or after the approval or adoption of the Agreement by the shareholders of BankBoynton:

     (a) By mutual written consent of the Board of Directors of Bankshares and the Board of Directors of BankBoynton;

     (b)  By written notice from Bankshares to BankBoynton if:

          (i) any condition set forth in Article VIII of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, or cured by BankBoynton within 30 days of receipt of written notice from Bankshares of such failure by BankBoynton; or

          (ii) any condition set forth in Article X of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, provided, however, Bankshares shall not have the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) if any condition set forth in a regulatory approval received in connection with Section 10.1 hereof was not met due to the failure of Bankshares to perform or observe the covenants and agreements set forth in this Agreement;

          (iii) any warranty or representation as set forth in Article IV hereof made by BankBoynton shall be discovered to be or to have become untrue or incorrect to the extent such representation and warranty is required to be satisfied pursuant to Section 8.2, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by BankBoynton of written notice of such discovery;

          (iv) BankBoynton shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, and to the extent the breach fails to meet the standard set forth in Section 8.3, where such breach has not been cured within thirty (30) days following receipt by BankBoynton of written notice of such breach; or

     (c) By written notice from BankBoynton to Bankshares, which has been approved by the Board of Directors of BankBoynton, if

          (i) any condition set forth in Article IX of this Agreement has not been substantially satisfied or waived in writing; or

          (ii) any condition set forth in Article X of this Agreement has not been substantially satisfied or waived in writing; provided, however, BankBoynton shall not have the right to terminate this Agreement pursuant to this Section 11.1(c)(ii) if any condition set forth in a regulatory approval received in connection with Section 10.1 hereof was not met due to the failure of BankBoynton to perform or observe the covenants and agreements set forth in this Agreement, or

          (iii) any warranty or representation as set forth in Article III hereof made by Bankshares shall be discovered to be or to have become untrue or incorrect to the extent such representation and warranty is required to be satisfied pursuant to Section 9.1, in such case where any such breach has not been cured within thirty (30) days following receipt by Bankshares of written notice of such discovery; or

          (iv) Bankshares shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, and to the extent the breach fails to meet the standard in Section 9.2, where such breach has not been cured within thirty (30) days following receipt by Bankshares of written notice of such breach.

     (d) By the Board of Directors of Bankshares or BankBoynton at any time after the BankBoynton Shareholders' Meeting as contemplated in Section 7.1 if the shareholders of BankBoynton have not approved this Agreement by the requisite affirmative vote.

     (e) By the Board of Directors of Bankshares or BankBoynton if the Merger has not been consummated on or before June 30, 1998.

     11.2 Special Termination Rights Pending Completion of Fidelity Investigation. Notwithstanding any investigation made by or information known to Fidelity prior to the date hereof and notwithstanding anything to the contrary herein, and in recognition of the fact that Fidelity, as of the date hereof, has not had an opportunity to complete its due diligence review of BankBoynton, in addition to the termination rights set forth in Section 11.1, Bankshares and Fidelity shall have the following rights: at any time after the date of this Agreement through 6:00 p.m. on a date 21 days after the date hereof, Bankshares and Fidelity shall have the right to continue their due diligence investigation of BankBoynton and shall further have the right to terminate this Agreement if, in their discretion, they are not satisfied with the results of the due diligence investigation, by written notice to BankBoynton pursuant to Section 12.10. Failure to exercise such right shall have no effect on Bankshares or Fidelity's right to terminate pursuant to Section 11.1.

     11.3. Effect of Termination. In the event of termination of this Agreement by either BankBoynton or Bankshares as provided in Section 11.1 and 11.2, this Agreement shall forthwith become void and have no effect except with respect to Sections 5.6, 5.8, 6.6, 7.7 and 12.2 hereof which shall survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its wilful breach of any provision of the Agreement.

                          ARTICLE XII.

                          MISCELLANEOUS

     12.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements which by their terms are contemplated to be performed after the Effective Time.

     12.2. Expenses. (a) Except as otherwise provided herein, all expenses incurred by Bankshares and BankBoynton in connection with or related to the authorization, preparation and execution of the Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated thereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred the same.

     (b) BankBoynton also hereby agrees to pay Bankshares, and Bankshares shall be entitled to payment of, a fee (the "Fee") of $150,000, upon the occurrence of any of the following events on or before the earlier of the date this Agreement is terminated or June 30, 1998: (i) if BankBoynton's Board recommends a Proposal other than this Agreement; or (ii) if BankBoynton's Board withdraws or modifies its recommendation of approval of this Agreement; or (iii) if BankBoynton shareholders do not approve the Agreement; or (iv) if BankBoynton enters into an agreement to be acquired by any other party; or (v) if BankBoynton both (1) fails to receive the opinion of its financial advisor specified in Section 9.6. to this Agreement that the transaction is fair to BankBoynton shareholders and (2) the Merger is not consummated. Such payment shall be made to Bankshares in immediately available funds within five business days after the occurrence of an event set forth above.

     12.3. Waivers: Amendments. At any time prior to the Closing Date, either Bankshares, by action taken by its Board of Directors, or any committee or officers thereunto authorized, or BankBoynton, by action taken by its Board of Directors, or any committee or officers thereunto authorized, may waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in the Agreement or agree to the amendment or modification of the Agreement by an agreement in writing executed in the same manner as the Agreement; provided, however, that after the favorable vote by the shareholders of BankBoynton pursuant to Section 7.1 of this Agreement any such action shall be taken only if, in the opinion of BankBoynton's Board of Directors, such waiver, amendment or modification will not have a Material Adverse Effect on the benefits intended under the Agreement for the shareholders of BankBoynton and will not require resolicitation of any proxies from such shareholders.

     12.4. Assignment: Parties in Interest. The Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto, by operation of law or otherwise. Nothing in the Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of the Agreement.

     12.5. Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by BankBoynton or Bankshares or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of BankBoynton by Bankshares. The aforementioned agreements constitute the entire agreement by the respective parties, and there are no agreements or commitments except as set forth herein and therein.

     12.6. Captions and Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

     12.7.     Certain Definitions.  For purposes of this
Agreement, the term:

     (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

     (b) "Material Adverse Effect," with respect to a person, means a material adverse effect upon (A) the business, assets, financial condition or results of operations, in each case, of BankBoynton or its Subsidiary, either individually or taken as a whole, except for any material adverse effect caused by any change occurring after the date hereof in general economic conditions applied to BankBoynton, Bankshares and Fidelity, generally or any federal or state law rule or regulation or in GAAP, which change affects federally chartered savings banks generally, or (B) the ability of such person to consummate the transactions contemplated by this Agreement.

     (c) "BankBoynton Reports" shall mean all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the OTS, the FDIC, and any other applicable state securities or savings institution authorities.

     (d) "to the knowledge of Bankshares" or "to the best knowledge of Bankshares" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of Bankshares or Fidelity.

     (e) "to the knowledge of BankBoynton" or "to the best knowledge of BankBoynton" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of BankBoynton.

     (f) "material" shall, for the purpose of determining whether BankBoynton has complied with its representations and warranties, and with its covenants, be quantified as any amount in excess of $10,000.

     12.8. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of the Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of the Agreement and to enforce specifically the terms and provisions hereof only in the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District of Florida, this being in addition to any other remedy to which they are entitled at law or in equity. The parties consent to personal jurisdiction in the courts described in this section for the purposes of all actions, and waive all objections to venue and the right to assert that a court chosen under this section is improper based on the doctrine of forum non-conveniens. If litigation is brought concerning this Agreement, the prevailing party shall be entitled to an award of attorneys' fees and costs, including without limitation, attorneys' fees in costs incurred in bookkeeping, administrative or appellate proceedings, THE PARTIES KNOWINGLY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM HAS TO TRIAL BY JURY. THE PARTIES AGREE THIS PROVISION IS A MATERIAL INDUCEMENT TO THE PARTIES ENTERING INTO THIS AGREEMENT.

     12.9. Governing Law. The Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, except to the effect that Federal Law applies, without regard to the conflicts of laws rules.

     12.10. Notices. All notices given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, or sent by facsimile transmission or by nationally recognized overnight delivery service, addressed as follows:

     (a)  If to Bankshares or Fidelity to:

               Fidelity Bankshares, Inc.
               218 Datura Street
               West Palm Beach, Florida  33401
               Attention:  Vince A. Elhilow

               Facsimile No. (561) 659-9985

               With A Copy To:

               Luse Lehman Gorman Pomerenk & Schick, P.C.
               5335 Wisconsin Avenue, N.W.
               Suite 400
               Washington, D.C.  20015
               Attention:     Alan Schick, Esq.
                              Robert I. Lipsher, Esq.

               Facsimile No. (202) 362-2902

     (b)  If to BankBoynton to:

               BankBoynton, A Federal Savings Bank
               1865 Woolbright Road
               Boynton Beach, Florida 33425
               Attention: Malcolm McCampbell
               Facsimile No. (561) 738-0134

               with a copy to:

               Brackett, Sned, Welch, D'Angio, Tucker &
                 Farach, P.A.
               P.O. Box 3746
               West Palm Beach, Florida 33402
               Attention: Manuel Farach, Esq.

               Facsimile No. (561) 655-1640

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


ATTEST:                            FIDELITY BANKSHARES, INC.



By:  /s/ Patricia C. Clager        By:  /s/ Vince A. Elhilow
     -------------------------          -------------------------
     Patricia C. Clager                 Vince A. Elhilow
     Secretary                          President and Chief
                                        Executive Officer


ATTEST:                            FIDELITY FEDERAL SAVINGS BANK
                                    OF FLORIDA



By:  /s/ Patricia C. Clager        By:  /s/ Vince A. Elhilow
     -------------------------          -------------------------
     Patricia C. Clager                 Vince A. Elhilow
     Secretary                          President and Chief
                                        Executive Officer


ATTEST:                       BANKBOYNTON, A FEDERAL SAVINGS BANK



By:  -------------------------     By:  /s/ Malcolm McCampbell
                                        -------------------------
                                        Malcolm McCampbell
                                        Chairman of the Board

                                                       EXHIBIT 1

                                                  August 18, 1997
Fidelity Bankshares, Inc.
218 Datura Street
West Palm Beach, Florida  33401

     Re:  Agreement and Plan of Merger by and among Fidelity
          Bankshares, Inc., Fidelity Federal Savings Bank of
          Florida and BankBoynton, a Federal Savings Bank

Ladies and Gentlemen:

     The undersigned understands that Fidelity Bankshares, Inc. ("Bankshares") and Fidelity Federal Savings Bank of Florida ("Fidelity") are considering entering into an Agreement and Plan of Merger, to be dated as of the date hereof (the "Merger Agreement"), with BankBoynton, a Federal Savings Bank ("BankBoynton") and providing for the merger of BankBoynton with and into Fidelity (the "Merger"). In consideration of the substantial expenses and other obligations Bankshares and Fidelity will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce Bankshares and Fidelity to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes as follows:

          1. The undersigned represents and warrants that he is the beneficial owner of not less than ________ shares (the
"Shares") of common stock, par value $1.00 per share (the "Common
Stock"), of BankBoynton. The Shares are held of record by the undersigned directly. [Confirm]

          2. The undersigned will vote or caused to be voted for approval of the Merger all shares of common stock that, on the record date therefor, are beneficially owned by the undersigned or with respect to which the undersigned has the power to vote.

          3. The undersigned agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares (including as part of a transaction involving the sale of BankBoynton). In the case of any transfer by operation of law, this letter agreement shall be binding upon and inure to the transferee. Any transfer or other disposition in violation of the terms of this paragraph 2 shall be null and void.

          4. The undersigned agrees that he shall not, and shall direct and use all reasonably efforts to cause his employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by him) not to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries with respect to, or the making or implementation of, any Different Proposal (as defined in the Merger

Agreement) or engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to any such Different Proposal; provided that, if the undersigned is not otherwise in violation of this paragraph 5, the undersigned may furnish or cause to be furnished information and may participate in such discussions or negotiations directly or through his representatives following a determination by the Board of Directors of BankBoynton (other than the undersigned and any of his affiliates who are members of such Board) that it is required to take the actions contemplated by the proviso to
Section 6.2(f) of the Merger Agreement.

          5. As a stockholder of BankBoynton, the undersigned shall cooperate with Bankshares and Fidelity in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as otherwise permitted under this letter agreement or the Merger Agreement, shall not willfully take, or cause to be taken, any action that could significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

          6. This letter agreement shall terminate at the time of the termination of the Merger Agreement, except that any such termination shall be without prejudice to your rights arising out of any breach of any agreement or representation contained herein.

     This letter agreement constitutes the complete understanding between the undersigned and Bankshares and Fidelity concerning the subject matter hereof. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to agreements made and to be performed entirely within such state.

                              Very truly yours,

                              GENE MOORE



                              /s/ Gene Moore
                              -----------------------------------

Accepted:

FIDELITY BANKSHARES, INC.


By:  /s/ Vince A. Elhilow
     ------------------------------
     Vince A. Elhilow
     Chief Executive Officer

FIDELITY FEDERAL SAVINGS BANK OF FLORIDA


By:  /s/ Vince A. Elhilow
     ------------------------------
     Vince A. Elhilow
     Chief Executive Officer

                                                       EXHIBIT 2

                         PLAN OF MERGER
                               OF
               BANKBOYNTON, A FEDERAL SAVINGS BANK
                              INTO
            FIDELITY FEDERAL SAVINGS BANK OF FLORIDA


     Plan of Merger, dated as of the ----- day of August, 1997 by and between Fidelity Federal Savings Bank of Florida, a savings bank chartered under the laws of the United States of America ("Fidelity" or the "Resulting Bank"), and BankBoynton, a Federal Savings Bank, a savings bank chartered under the laws of the United States of America ("BankBoynton"), such institutions being sometimes hereinafter called the "Constituent Associations" or, individual, "Constituent Association".

                           WITNESSETH:

     Whereas, all of the outstanding capital stock of Fidelity is owned directly by Fidelity Bankshares, Inc. ("Bankshares");

     Whereas, Bankshares, Fidelity and BankBoynton, have entered into an Agreement and Plan of Merger ("Merger Agreement"), pursuant to which BankBoynton shall be merged with and into Fidelity.

     Now, Therefore, in consideration of the mutual covenants, agreements and provisions hereinafter contained, and for the purpose of prescribing the terms and conditions of said merger and mode of carrying the same into effect, Fidelity and BankBoynton have agreed and do hereby agree and covenant as follows:

     1. Plan of Merger. The merger provided for herein shall be effected as follows:

          (a) The execution and delivery of this Agreement by Fidelity and BankBoynton shall have been duly approved by at least a two-thirds ( ) vote of the Board of Directors of Fidelity and BankBoynton, respectively.

          (b) The Office of Thrift Supervision or any successor thereto ("OTS") shall have approved the merger.

          (c) The merger shall be approved by the shareholder of Fidelity and by the shareholders of BankBoynton.

          (d) Thereupon BankBoynton shall be merged with and into Fidelity.

     2. Effect of Merger. When this Plan of Merger shall become effective in accordance with the laws and regulations of the United States of America:

          (a) The separate existence of BankBoynton shall cease and BankBoynton shall be merged into Fidelity, which shall be the savings bank resulting from the merger and shall continue its existence under the name "Fidelity Federal Savings Bank of Florida." The date on which such merger becomes effective is hereinafter called the "Effective Time".

          (b) The Charter and Bylaws of Fidelity, as then in effect, shall remain in effect and shall become the Charter and Bylaws of the Resulting Bank.

          (c) The Directors and Officers of Fidelity immediately prior to the Effective Time shall be the directors and officers of the Resulting Bank after the Effective Time and shall continue in office until their successors are duly elected or otherwise duly selected.

          (d) All savings accounts of BankBoynton shall be and become savings accounts in the Resulting Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Each savings account of BankBoynton shall, as of the Effective Time, be considered, for purpose of interest declared by the Resulting Bank thereafter, as if it had been a savings account of the Resulting Bank at the time said savings account was opened in BankBoynton and at all times thereafter until such account ceases to be a savings account of the Resulting Bank. Appropriate evidence of savings account ownership interest in the Resulting Bank shall be provided, as necessary, after consummation of the merger by the Resulting Bank to each savings account holder of BankBoynton.

          (e) All savings accounts of Fidelity prior to consummation of the merger shall continue to be savings accounts in the Resulting Bank after consummation of the merger without any change whatsoever in any of the provisions of such savings accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

          (f) All of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by either Fidelity or BankBoynton, or which would inure or be subject to either of them, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property and obligations of the Resulting Bank which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by Fidelity and BankBoynton immediately prior to the consummation of the merger. The Resulting Bank shall be deemed to be and shall be a continuation of the entity and identity both of Fidelity and of BankBoynton and the rights and obligations of Fidelity and of BankBoynton shall remain unimpaired; and the Resulting Bank, upon the consummation of the merger shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

          (g)  The main office of Fidelity  at 218 Datura Street,
West Palm Beach, Florida, shall be the main office of the Resulting Bank and branch offices thereof will be located at the locations set forth in Exhibit 1 hereof.

     3.   Disposition of Shares

          (a) All of the shares of BankBoynton capital stock issued and outstanding on the Effective Time, and all rights in respect thereof, shall be canceled.

          (b)  The shares of capital stock of Fidelity
outstanding immediately prior to consummation of the merger shall constitute the only outstanding shares of capital stock of the Resulting Bank following consummation of the merger.

     4. Effective Time of Merger. The merger provided for herein shall become effective on the date of endorsement of the Articles of Combination by the Secretary of the OTS (the "Effective Time"). The merger shall not be effective unless and until approved by the OTS.

     5. Action by Shareholders. The shareholders of Fidelity and BankBoynton, respectively, shall take appropriate action to vote to approve this Plan of Merger.

     6. Condition of Closing. The obligations of the parties hereto to consummate the transactions contemplated herein shall be subject to approval by the OTS and fulfillment or waiver (as may be applicable) of the conditions set forth in Articles VIII, IX and X of the Merger Agreement.

     7. Amendment. This Agreement may be amended or modified at any time by a written instrument signed by Fidelity and BankBoynton.

     8. Paragraph Headings. The paragraph headings in this Plan of Merger are for convenience only; they form no part of this Plan of Merger and shall not affect its interpretation.

     9. Governing Law. This Plan of Merger shall be governed by the laws of the State of Florida, except to the extent federal law governs.

     10. Termination. This Plan of Merger shall automatically terminate without any further action of the parties hereto upon termination of the Merger Agreement.

     11. Miscellaneous. This Plan of Merger may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument.

     In Witness Whereof, the parties hereto have caused this Plan of Merger to be executed on their behalf by their duly authorized representatives as of the day and year first above written.



Fidelity Federal Savings Bank      BankBoynton, a Federal Savings
  of Florida                         Bank


By:  /s/ Vince A. Elhilow          By:  /s/ Malcolm McCampbell
     -------------------------          -------------------------
     Vince A. Elhilow                   Malcolm McCampbell
     President and Chief Executive      Chairman of the Board
      Officer